UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 7, 2006

HOLOGIC, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

0-18281	04-2902449
(Commission File Number)	(I.R.S. Employer Identification No.)

35 Crosby Street, Bedford, MA	01730
(Address of Principal Executive Offices)	(Zip Code)

(781) 999-7300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On July 7, 2006, Hologic, Inc. (“Hologic”) signed a consent agreement with the Federal Trade Commission (“FTC”), which would resolve Hologic’s dispute with the FTC regarding Hologic’s acquisition of the Mammotest prone bed breast biopsy system intellectual property acquired as part of the mammography intellectual property assets purchased from Fischer Imaging Corporation in September 2005. The consent agreement remains subject to final approval by the FTC after a 30-day public comment period.

As part of the consent agreement, Hologic has agreed to sell, subject to FTC approval, all of the intellectual property relating to the Mammotest system to Siemens AG for a cash payment of $6.5 million. Hologic will retain a royalty-free, non-exclusive, perpetual, irrevocable, worldwide right and license to use the intellectual property relating to the Mammotest system. As a result of the sale of intellectual property, Hologic will record an impairment charge to the carrying value of the underlying technology. However, the net impact of the impairment charge and the proceeds to be received from Siemens is expected to have a positive impact on Hologic’s results of operations. The consent agreement and the Siemens agreement exclude the Senoscan digital mammography intellectual property assets purchased by Hologic in the Fischer acquisition, which will continue to be retained by Hologic.

Separately, on July 7, 2006, Hologic announced the FTC has closed its investigation in the pending acquisition of Suros Surgical Systems, Inc., a leading innovator in the field of devices used for minimally invasive biopsy and tissue excision. This acquisition remains subject to customary closing conditions, including Suros stockholder approval.

A copy of the press release announcing the foregoing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements And Exhibits.

(d) Exhibits.

The following Exhibits are filed as part of this report:

EXHIBIT NO.	DESCRIPTION
99.1	Press Release of Hologic, Inc. dated July 7, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 10, 2006	HOLOGIC, INC.

	By:	/s/ Glenn P. Muir
Glenn P. Muir, Chief Financial Officer,
Executive Vice President, Finance and Treasurer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
99.1	Press Release of Hologic, Inc. dated July 7, 2006